Exhibit-99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS 66 CENTS PER SHARE FOR THE QUARTER ENDED MARCH 31, 2021

Doylestown, Pennsylvania- May 7, 2021.  HV Bancorp, Inc. (the “Company”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported results for the Company for the quarter ended March 31, 2021.  At quarter end March 31, 2021, the Company held total assets of $595.7 million (67.5% over first quarter 2020), total deposits of $477.2 million (71.5% increase over first quarter 2020) and total equity of $39.9 million (18.0% increase over first quarter 2020).  Highlights in the first quarter of 2021 include net earnings of $1.3 million, or $0.66 per basic share and $0.65 per diluted share, vs. net earnings of $149,000, or $0.07 per basic and diluted share in 2020.  For the quarter end March 31, 2021, ROA and ROE was 0.78% and 13.79%, respectively.  Shareholders’ equity increased 18.0% from $33.8 million at March 31, 2020, to $39.9 million at March 31, 2021, which increased book value for the Company from $14.97 per share to $18.32 per share over the same period.

Travis J. Thompson, Esq., Chairman, President  & CEO, commented, “HVB’s outstanding first quarter underscores the successful execution of the Bank’s growth strategy resulting in strong performance in both net-interest and non-interest income.  Residential Mortgage originations continued its robust pace while the Business Banking team successfully originated over 340 second round PPP loans totaling $48.1 million. The dedication demonstrated by the HVB team since the onset of the COVID-19 pandemic has been remarkable as the Bank continues to attract new relationships by delivering a superior customer experience.”

Finally, Mr. Thompson noted, “Our Residential and Commercial lending pipelines are increasing as customer sentiment on the economic recovery following the COVID-19 pandemic and its effects continues to improve. With our newest locations in Mt Laurel, NJ and the South Philadelphia Banking Office opening this summer, HVB is well positioned to capitalize on market opportunities over a greater geography.”

Highlights for the quarter ended March 31, 2021 include:

•	Net income for the quarter was $1.3 million compared to $149,000 from the same period in 2020.

•	Book value per share increased from $14.97 at March 31, 2020, to $18.32 at March 31, 2021.

•	Total combined revenue, comprising interest and non-interest income, for the quarter ended March 31, 2021, was $7.9 million, an increase of $2.7 million or 52.9% versus the same period in 2020.

•	Net interest income increased $1.2 million to $3.3 million for the three months ended March 31, 2021 from $2.1 million for the three months ended March 31, 2020.

•	Non-interest income increased $2.0 million to $4.1 million for the three months ended March 31, 2021, from $2.1 million for the three months ended March 31, 2020.

COVID-19 Update:

•

Through participation in the SBA’s Paycheck Protection Program (“PPP”), the Company processed over 450 applications from new and existing customers with an aggregate outstanding balance of $50.7 million as of March 31, 2021, in the first round of PPP loans. The forgiveness process of the first round of PPP loans began in the fourth quarter of 2020 with approximately $30.9 million in PPP forgiveness received to date. In the first quarter of 2021, the Company processed over 340 applications with an outstanding balance of $48.1 million in the second round of PPP loans.

•

As of March 31, 2021, the Company had accommodated 75 residential and commercial loan requests of payment deferrals for borrowers that were impacted by COVID-19. As of March 31, 2021, there were two borrowers with an aggregate outstanding balance of $1.0 million in residential loans in payment deferral.

•

The Company continues to monitor its liquidity and capital. As of March 31, 2021, our capital ratios exceeded “well- capitalized” requirements (see selected consolidated financial data and other data).  As of March 31, 2021, the Company maintained $138.2 million, or 23.2% of total assets, of cash and cash equivalents and $211.0 million, or 35.4% of total assets, of available borrowing capacity. The $211.0 million of available borrowing capacity consisted of unused borrowing capacity of $143.8 million at the Federal Home Loan Bank of Pittsburgh, $63.4 million of borrowing capacity with the PPPLF, $3.0 million of borrowing capacity from the Atlantic Community Bankers Bank and a $783,000 line of credit at the Federal Reserve Bank of Philadelphia.

Balance Sheet:  March 31, 2021, compared to December 31, 2020

Total assets decreased $265.9 million to $595.7 million at March 31, 2021 from $861.6 million at December 31, 2020. The decrease was primarily the result of decreases of $276.4 million in cash and cash equivalents and $24.6 million in loans held for sale, offset by increases of $28.2 million in loans receivable, $4.3 million in investment securities, $1.7 million in right-of-use asset and $760,000 in mortgage servicing rights. Cash and cash equivalents decreased $276.4 million to $138.2 million at March 31, 2021 from $414.6 million at December 31, 2020 as a result of anticipated outflows of retail deposits in our core deposit from certain accounts.

Total liabilities decreased $266.8 million, or 32.4%, to $555.9 million at March 31, 2021, from $822.7 million at December 31, 2020. The decrease in total liabilities was primarily from a $253.6 million decrease in deposits, $13.4 million decrease in advances from the PPPLF, $1.0 million decrease in other liabilities offset by a $1.7 million increase in operating lease liabilities. Deposits decreased $253.6 million, or 34.7%, to $477.2 million at March 31, 2021 from $730.8 million at December 31, 2020. Our core deposits (consisting of demand deposits, money market, passbook and statement and checking accounts) decreased $250.7 million, or 37.5%, to $418.0 million at March 31, 2021 from $668.7 million at December 31, 2020. As previously discussed, there was an anticipated decrease in certain retail accounts in our core deposits during the first quarter of 2021. Certificates of deposit decreased $2.9 million, or 4.7%, to $59.2 million at March 31, 2021 from $62.1 million at December 31, 2020. The decrease in certificates of deposit was primarily the result of a decrease in retail growth of certificates of deposit.

Total shareholders’ equity increased $1.0 million to $39.9 million at March 31, 2021 compared to $38.9 million at December 31, 2020 primarily as a result of net income of $1.3 million for the three months ended March 31, 2021, share based compensation expense of $61,000, ESOP shares committed to be released of $36,000 and a stock option exercise of $21,000. Offsetting these increases was other comprehensive loss of $232,000 due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio and $263,000 in treasury stock repurchases primarily as part of the stock repurchase plan approved in April 2019.

Income Statement: March 31, 2021, compared to March 31, 2020

Net Interest Income:

Net interest income increased $1.2 million to $3.3 million for the three months ended March 31, 2021, from $2.1 million for three months ended March 31, 2020. The increase reflected a $32.7 million increase in our net interest-earning assets from $52.8 million for the three months ended March 31, 2020 to $85.5 million for the three months ended March 31, 2021.

Provision for loan losses:

Provision for loan losses increased by $37,000 to $148,000 for the three months ended March 31, 2021, from $111,000 during the three months ended March 31, 2020. During the three months ended March 31, 2021, we recorded net charge-offs of $172,000 compared to net recoveries of $1,000 received for the three months ended March 31, 2020. Due to continued uncertainty of the economic conditions resulting from the COVID-19 pandemic, the Company increased the qualitative factors in the calculation of the allowance for loan losses. The Company will continue to monitor and additional adjustments to the allowance for loan losses may be necessary.

Non-Interest Income:

Non-interest income increased $2.0 million to $4.1 million for the three months ended March 31, 2021 from $2.1 million for the three months ended March 31, 2020. The gain on sale of loans, net increased $3.3 million to $4.9 million for the three months ended March 31, 2021 compared to $1.6 million for the three months ended March 31, 2020. The increase was primarily a result of higher loan sales which increased $125.6 million from $79.4 million for the three months ended March 31, 2020 to $205.0 million for the three months ended March 31, 2021. The change in fair value of loans held for sale decreased $715,000 to a loss of ($709,000) for the three months end March 31, 2021 compared to a gain of $6,000 in same period in 2020. There was a loss on derivatives instruments, net of ($236,000) for the three months end March 31, 2021 compared to a gain of $384,000 in same period in 2020.

Non-Interest Expense:

Total non-interest expense increased $1.5 million, or 38.5% to $5.4 million for the three months ended March 31, 2021 from $3.9 million for the three months ended March 31, 2020.  The increase for the three months ended March 31, 2021 compared to the three months of March 31, 2020 was primarily a result of increases of $1.1 million in salaries and employee benefits, $174,000 in data processing related operations costs and $166,000 in Federal deposit insurance premiums. Salaries and employee benefits increased as full time equivalent (FTE) employees increased to one-hundred thirty-nine as of March 31, 2021, from one-hundred one as of March 31, 2020, primarily a result of the expansion of the Company’s lending and business banking operations.

Income Taxes:

Income tax expense was $488,000 and $48,000 for the three months ended March 31, 2021 and March 31, 2020, respectively. The increase in income tax expense for the three months ended March 31, 2021 compared to the same period a year ago reflected an increase in income before taxes at an effective tax rate of 27.3%.

Net Income & Book Value:

Net income increased $1.2 million to $1.3 million, approximately $0.66 cents per basic share and $0.65 per diluted share for the three months ended March 31, 2021, as compared to $149,000, or approximately $0.07 cents per basic and diluted share for the three months ended March 31, 2020. Book value per share increased from $14.97 at March 31, 2020 to $18.32 at March 31, 2021.

Asset quality:

At March 31, 2021, the Company’s non-performing assets totaled $2.9 million, or 0.49% of total assets compared to $2.3 million, or 0.26% at December 31, 2020. Non-performing loans increased $692,000, or 30.7% as a result of an increase of $731,000 in non-performing one-to four-family residential real estate loans offset by a decrease $39,000 in non-performing medical education loans as compared to December 31, 2020. There were no non-accruing troubled debt restructurings at March 31, 2021 and December 31, 2020.

The allowance for loan losses totaled $2.0 million, or 0.58% of total loans and 67.65% of total non-performing loans at March 31, 2021 as compared to $2.0 million, or 0.64% of total loans and 89.49% of total non-performing loans at December 31, 2020.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, seven full service bank offices and one limited service bank office. We also operate four loan production offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 on current operations, customers and the economy in general, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

(Unaudited)

	At March 31, 2021	At December 31, 2020	At March 31, 2020
(In thousands)
Financial Condition Data:
Total assets	$595,730	$861,607	$355,586
Cash and cash equivalents	138,151	414,590	20,515
Investment securities available-for-sale, at fair value	27,848	23,518	23,200
Equity securities	500	500	500
Loans held for sale, at fair value	58,868	83,549	37,368
Loans receivable, net	342,042	313,811	252,704
Deposits	477,188	730,826	278,185
Federal Home Loan Bank advances	26,309	26,269	32,000
Federal Reserve PPPLF advances	35,278	48,682	—
Total liabilities	555,878	822,680	321,773
Total shareholders’ equity	39,852	38,927	33,813

	For the Three Months Ended
	March 31,
	2021	2020
(In thousands, except per share data)
Operating Data:
Interest income	$3,803	$3,026
Interest expense	536	933
Net interest income	3,267	2,093
Provision for loan losses	148	111
Net interest income after provision for loan losses	3,119	1,982
Gain on sale of loans, net	4,892	1,629
Other non-interest (loss) income	(789)	515
Non-interest income	4,103	2,144
Non-interest expense	5,432	3,929
Income before income taxes	1,790	197
Income tax expense	488	48
Net income	$1,302	$149

Earnings per share-Basic	$0.66	$0.07
Earnings per share -Diluted	$0.65	$0.07
Average common shares outstanding- Basic	1,985,799	2,053,689
Average common shares outstanding- Diluted	2,013,560	2,053,764
Shares outstanding end of period	2,175,548	2,259,052
Book value per share	$18.32	$14.97

	For the Three Months Ended March 31,
	2021	2020
Performance Ratios:
Return on average assets(1)	0.78%	0.17%
Return on average equity(1)	13.79	1.78
Interest rate spread (2)	1.97	2.31
Net interest margin (3)	2.02	2.52
Efficiency ratio (4)	73.70	92.73
Average interest-earning assets to average interest-bearing liabilities	115.23	118.93

Asset Quality Ratios (5):
Non-performing assets as a percent of total assets	0.49%	1.06%
Non-performing loans as a percent of total loans	0.85	1.50
Allowance for loan losses as a percent of non-performing loans	67.65	40.94
Allowance for loan losses as a percent of total loans	0.58	0.61
Net charge-offs (recoveries) to average outstanding loans during the period	0.05	0.00

Capital Ratios: (6)
Common equity tier 1 capital (to risk weighted assets)	13.37%	13.14%
Tier 1 leverage (core) capital (to adjusted tangible assets)	5.81	8.74
Tier 1 risk-based capital (to risk weighted assets)	13.37	13.14
Total risk-based capital (to risk weighted assets)	14.08	13.81
Average equity to average total assets (7)	5.65	9.61

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(1)	Annualized for the three months ended March 31, 2021 and 2020.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Asset quality ratios are period ratios.
(6)	Capital ratios are for Huntingdon Valley Bank.
(7)	Represents consolidated average equity to average total assets.